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                                                                  Exhibit (g)(2)

                              PROCEDURAL AGREEMENT
                       AMONG MERRILL LYNCH FUTURES, INC.,
                       EMPIRE BUILDER TAX FREE BOND FUND,
                      INVESTORS FIDUCIARY TRUST COMPANY AND
                    UNITED MISSOURI BANK OF KANSAS CITY, N.A.


         THIS AGREEMENT is made by and among Empire Builder Tax Free Bond Fund. ("Customer"), Merrill Lynch Futures, Inc. ("FCM"), Investors Fiduciary Trust Company ("IFTC" or "Custodian"), a state chartered trust company with its trust office and principal place of business at Kansas City, Missouri, acting as custodian of Customer, and United Missouri Bank of Kansas City, N.A. ("Bank"), a national banking association organized under the laws of the United States with its principal place of business in Kansas City, Missouri acting as sub-custodian.

         WHEREAS the undersigned Customer has opened a trading account with the undersigned FCM, a registered futures commission merchant, for the purpose of trading futures contracts traded on duly registered boards of trade, including options on such futures contracts ("Contracts") through said firm; and

         WHEREAS, in connection with the opening of the trading account Customer and FCM have entered into a Customer Agreement which requires Customer to deposit as collateral the initial margin (including any additional original margin requirements for Customer's short option positions) ("Initial Margin") with respect to each Contract as required by the rules and regulations of the Chicago Mercantile Exchange, the Chicago Board of Trade, the Commodity Exchange, and such other exchanges on which FCM may effect or cause to be effected transactions as broker for Customer; and

         WHEREAS, Bank serves as IFTC's sub-custodian pursuant to a sub-custody agreement between Bank and IFTC whereby the Bank holds certain monies and securities owned by Customer (the "Sub-Custody Agreement"); and

         WHEREAS, neither Custodian nor Bank is a fiduciary or an affiliate of Customer or an affiliate of a fiduciary of Customer;

         WHEREAS, Customer, FCM, and the undersigned IFTC and Bank have entered into a Safekeeping Agreement establishing an account entitled "Merrill Lynch Futures, Inc. Customer Funds for the benefit of Empire Builder Tax Free Bond Fund (Customer Segregated Account)" (the "Safekeeping Account") pursuant to which IFTC shall cause the Bank to maintain the Safekeeping Account for the custody of the Initial Margin which Customer is required to deposit and maintain, and

         WHEREAS the Customer Agreement and the Safekeeping Agreement both provide that the rights and duties of the parties thereto are subject to the provisions of this Agreement;


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NOW, THEREFORE, IT IS AGREED THAT:

         1. The terms of the Custodian Agreement and Sub-Custody Agreement are incorporated by reference into this Agreement. This Agreement is intended to be an amendment to the Custodian Agreement and Sub-Custody Agreement and this Agreement shall govern in the event of any inconsistency involving this Safekeeping Account.

         2. Bank agrees to accept all instructions of IFTC (or FCM) concerning transactions involving this Safekeeping Account. IFCT shall cause the Bank to establish and maintain the Safekeeping Account for the deposit and maintenance by Customer of Initial Margin on financial futures contracts and Initial Margin and maintenance margin on related option contracts with respect to transactions effected by Customer through FCM. The securities and monies at any time deposited in the Safekeeping Account and all instructions, deliveries, duties, rights and liabilities of Customer and Custodian with respect to the Safekeeping Account shall be governed in all respects by the Custodian Agreement, except as expressly provided otherwise in this Agreement.

         3. Customer shall deposit and maintain as collateral in the Safekeeping Account such Initial Margin as shall be required from time to time by the exchange on which transactions are effected or caused to be effected by FCM as broker for Customer. Customer may deposit amounts in excess of such requirements. The designation "Customer Funds" in the account title is intended to indicate the status of the account under the Commodity Exchange Act and Commodity Futures Trading Commission regulations; however, the provisions of this agreement shall be controlling as to the rights of the parties in the collateral deposited in the account.

         4. The Initial Margin deposited and maintained in the Safekeeping Account, created pursuant to the Safekeeping Agreement, shall be in the form, as Customer elects, of cash or of U.S. Government securities or other securities or instruments as FCM in it's sole discretion may accept in respect of initial margin (eligible securities) or of a combination thereof. Customer may substitute eligible securities of equal or greater value upon prior approval by FCM, which approval shall not be unreasonably withheld. Upon receipt of such eligible securities, FCM agrees to give instructions to Custodian and Custodian shall cause Bank to release from the Safekeeping Account cash or eligible U.S. Government securities of an equal value, or such lesser amount as may be directed by Customer. Any separate interest payments thereon shall be automatically credited by Custodian in Federal funds to such demand deposit accounts designated in instructions from Customer on the date that such interest becomes due and received unless notice has been provided to Custodian pursuant to Paragraph 7(a) below, and such interest is required to meet additional Variation Margin requirements in accordance with the procedure provided in Paragraphs 7(a), (b), and (c). Amounts due on the securities which mature or are redeemed will be credited to the Safekeeping Account in Federal funds on the date such amounts are received. Amounts due to


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                  Customer as a result of the variation in value of Customer's short option positions shall be credited to Customer by reducing the amount of the collateral required to be maintained in the Safekeeping Account.

         5. With respect to the deposit of Initial Margin, Customer shall direct Custodian who shall cause Bank to segregate specified assets in the Safekeeping Account, and Custodian shall cause Bank promptly to provide FCM and Customer with a written confirmation of each transfer into or out of the Safekeeping Account.

         6. Withdrawals of Initial Margin from the Safekeeping Account shall be effected upon receipt by the Custodian of Customer's custodian order and FCM's prior written verification of such withdrawal. FCM shall, upon request of the Customer, inform Customer of the amount of any excess Initial Margin in the Safekeeping Account.

         7. FCM shall have access to the collateral only accordance with the following, and only at such times as conditions set forth hereafter are complied with:

                  a. If notice by FCM is given to Customer that additional margin is required by FCM as broker for the Customer due to variation in the value of one or more futures contracts held in the trading account or otherwise pursuant to the Customer Agreement ("Variation Margin"), and such notice is given prior to 11:30 A.M. New York time on a day on which the Customer is open for business, which Variation Margin shall first have been satisfied from any amounts currently credited to the Customer's trading account with FCM in connection with which the Variation Margin is required, the Customer shall transfer to FCM such Variation Margin not later than 3:00 P.M. on the same day. If Notice by FCM to the Customer is given of the need for Variation Margin subsequent to 11:30 A.M. but prior to 4:00 P.M. New York time on a day on which the Customer is open for business, the Customer shall provide such Variation Margin to FCM not later than 10:30 A.M. New York time on the next succeeding day on which the Customer is open for business. Notice by FCM to the Customer of the receipt of Variation Margin shall be given promptly.

                  b. If FCM has not received the requested Variation Margin within the time period as provided in Paragraph (7a), Notice by FCM to Customer of the failure to receive the Variation Margin shall be given immediately.

                  c. IF FCM does not receive the Variation Margin in accordance with Paragraph 7(a), FCM may give (i) Notice to Custodian and/or Bank of the Customer's failure to provide Variation Margin and the amount of Variation Margin required and Custodian shall notify Bank; and (ii) Notice to the Customer that such Notice has been given to Custodian and by Custodian to Bank. Immediately upon receipt by Custodian of such


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                           Notice but without prejudice to any rights of FCM
                           hereunder, Custodian shall give Notice to the Customer of its receipt of such Notice.

                  d. In the event Customer has failed to transfer the required Variation Margin to FCM during the time period as provided in Paragraph 7(a), FCM may give Notice to Custodian of the Customer's failure to provide Variation Margin and that all conditions precedent to FCM's right to direct disposition hereunder have been satisfied, and may give instructions to Custodian which shall instruct Bank,
                           (i) to transfer eligible U.S. Government securities to FCM, (ii) to sell at the prevailing market price such of the collateral in the Safekeeping Account relating to the trading account in which the Variation Margin is required, in each case as necessary to provide for payment to FCM of the amount of Variation Margin that FCM shall have specified in the Notice, or (iii) with respect to collateral in the form of cash, FCM may give instructions to Custodian who shall instruct Bank to immediately transfer cash in the amount of the variation that FCM shall have specified in the Notice from such Safekeeping Account to the account of FCM. Custodian shall immediately give Notice to Customer of its receipt of such action. Subject to the notice provisions of Paragraph 7 set forth above, Custodian shall take instructions solely from FCM with respect to the sale of securities and/or the transfer of cash to FCM. In the event that FCM receives eligible U.S. Government securities pursuant to this Paragraph 7(d), it shall have the right to sell or otherwise dispose of such securities and shall remit to Customer any proceeds of such sale or disposition in excess of the amount of Variation Margin specified in instructions from FCM to Custodian.

                  e. Custodian shall cause Bank to retain in the Safekeeping Account any collateral in excess of the amount of Variation Margin specified in instructions from FCM to Custodian including any proceeds from the sale of securities in excess of such amount. Custodian shall cause Bank to give consideration to any timely request by Customer with respect to particular securities to be sold and shall sell any securities in the principal market for such securities or, in the event such principal market is closed, sell them in a manner commercially reasonable for such securities.

         8. FCM shall promptly credit to the trading account of Customer any Variation Margin resulting from the variation in value of one or more Contracts purchased or sold by Customer in accordance with the rules of any contract market, exchange or board of trade on which contract transactions are effected by FCM for Customer. At Customer's direction, FCM shall transfer trading account balances to Customer in Federal funds to the Custodian or such bank account in Customer's name as Customer shall otherwise direct. Customer may give such directions to FCM by telephone, confirmed thereafter in writing.

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         9.       Custodian shall act or cause Bank to act only upon receipt of instructions from FCM regarding release of collateral. FCM shall not be responsible for any loss incurred by Customer by reason of IFTC's or Bank's negligence or willful misconduct in acting on those instructions; provided that the instructions are given in a timely fashion and comply in all other respects with the provisions of this Agreement. IFTC or Bank shall not be responsible for any loss incurred by Customer or FCM by reason of Customer or FCM's negligence or willful misconduct including but not limited to instructions of FCM hereunder.

         10. Unless otherwise provided, all notices or other communications called for by this Agreement shall be given by the most expeditious means possible and may be given by telephone. If a notice is not given in writing, a written copy shall be provided to appropriate parties within a reasonable time after notice is given.

         11. Any and all expenses of establishing, maintaining, or terminating the Safekeeping Account, including without limitation any and all expenses incurred by Custodian or Bank in connection with the Safekeeping Account, shall be borne by Customer.

         12. Bank may resign upon thirty (30) days prior written notice to Customer and FCM; provided that if a substitute or successor to Bank is not available to hold the Safekeeping Account at the end of such period, Bank shall continue to act as custodian until Customer's open positions at FCM secured by margin in the Safekeeping Account as of the proposed termination date are closed out or transferred from FCM.

         13. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York.

         14. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights of any other party hereunder.

         15. No amendment of this Agreement shall be effective unless in writing and signed by persons thereunto duly authorized.

         16. Written communications hereunder shall be, except as otherwise required hereunder, hand-delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail addressed:


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                           (a)      if to IFTC, to:
                                    Investors Fiduciary Trust Company
                                    127 West 10th Street
                                    Kansas City, Missouri 64105
                                    Attention:  Gerard P. Dipoto, Jr.

                           (b)      if to Bank, to:
                                    United Missouri Bank of Kansas City, N.A.
                                    928 Grand Avenue
                                    Kansas City, Missouri 64141
                                    Attention:  Christy J. Smith

                           (c)      if to Customer, to:
                                    Empire Builder Tax Free Bond Fund
                                    230 Park Avenue
                                    New York, New York
                                    Attention:  Donald Brostrom

                           (d)      if to Merrill Lynch Futures, Inc., to:
                                    IDS Tower
                                    80 South Eighth Street
                                    Minneapolis, Minnesota 55402
                                    Attention:__________________________

         17. This Agreement is executed on behalf of the Trustees of the Customer as Trustees and not individually, and the obligations of this Agreement are not binding upon any of the Trustees but are binding only upon the assets and property of the Fund.



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                                     EMPIRE BUILDER TAX FREE BOND FUND


                                     By:    /s/ illegible
                                            --------------

Date:       3/19/92                  Title: Assistant Treasurer
     -----------------


                                     MERRILL LYNCH FUTURES, INC.


                                     By:    /s/  illegible
                                            ---------------

Date:      3/24/92                   Title: Director - DMG
     -----------------


                                     INVESTORS FIDUCIARY TRUST COMPANY


                                     By:    /s/ Gerard P. Dipoto, Jr.
                                            -------------------------

Date:       3/18/92                  Title: Senior Vice President
     ------------------


                                     UNITED MISSOURI BANK OF KANSAS CITY, N.A.


                                     By:    /s/ Christy J. Smith
                                            ---------------------

Date:       3/27/92                  Title: Senior Vice President
     ------------------






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                              SAFEKEEPING AGREEMENT

Empire Builder Tax Free Bond Fund ("Depositor") and Merrill Lynch Futures, Inc. ("Merrill") have interests in the subject Safekeeping Account pursuant to a certain Procedural Agreement among, Merrill, Depositor, Investors Fiduciary Trust Company ("IFTC" or "Custodian") and United Missouri Bank of Kansas City, N.A. ("Bank"), which Procedural Agreement governs over any inconsistent provisions in this Safekeeping Agreement.

--------------------------------------------------------------------------------

Investors Fiduciary Trust Company
127 West 10th Street
Kansas City, Missouri 64105
Attention:  Gerard P. Dipoto, Jr.

United Missouri Bank of Kansas City, N.A.
928 Grand Avenue
Kansas City, Missouri 64141
Attention:  Christy J. Smith

Gentlemen:

         The Depositor hereby requests IFTC, acting as the Custodian of Depositor, to open and maintain a Safekeeping Account, which shall be an account under the Custodian Agreement between Depositor and IFTC, and pursuant to the Sub-Custody Agreement between Bank and IFTC by which Bank serves as sub-custodian of Custodian of certain monies and securities owned by Customer. The Safekeeping Account will be opened and maintained in the name of "Merrill Lynch Futures, Inc. Customer Funds for the benefit of Empire Builder Tax Free Bond Fund (Customer Segregated Account)" for all monies and securities now or hereafter deposited with and accepted by Custodian or on behalf of Custodian for the initial margin in futures and option contracts transactions, including any additional original margin requirements for Depositor's short option positions.

         In such custodial capacity you are limited to holding the securities in safekeeping for the Depositor and dealing with them as herein expressed unless otherwise mutually agreed in writing.

         You shall make purchases, sales, deliveries of securities only as the Depositor may direct, and you are authorized and directed to:

         1. Collect income and principal on bearer securities in the account;
         2. Dispose of the monies received from income collections, maturity, redemption, sale, or other disposition of the securities pursuant to said Procedural Agreement;
         3. Send a daily confirmation of receipts and disbursements to the Depositor and to Merrill;
         4. Provide a monthly list of securities to the Depositor and to Merrill;
         5. On request, confirm to Merrill and Depositor all account charges and positions.




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         The general conditions of the Safekeeping Agreement shall be those of the Custodian Agreement between Depositor and IFTC.

         The compensation of the Custodian for its services hereunder shall be as the parties shall agree. No change in compensation shall be applicable to this account except upon written notice to Depositor. The Custodian and Bank will acknowledge for Merrill by letter, Attachment A hereto, that Custodian and Bank are informed that the monies and securities on deposit belong to Depositor and are being held by Custodian at Bank, in the name of Merrill Lynch Futures, Inc. in accordance with the Commodity Exchange Act and the regulations thereunder.

         All communications from the Custodian shall be sent to the Depositor pursuant to the Custodian Agreement, and to Merrill at the address shown below, or at such other address as the Depositor or Merrill shall from time to time direct.

         The Depositor is not a foreign citizen; if this citizenship status changes, the Depositor will promptly notify the Custodian in writing.

         Either the Depositor or the Custodian, subject to the Procedural Agreement, may close this account at any time.

                                               Very truly yours,

Accepted:

INVESTORS FIDUCIARY TRUST COMPANY              EMPIRE BUILDER TAX FREE BOND FUND



By:      /s/ Gerard P. Dipoto. Jr.             By:     /s/ illegible

Title:    Senior Vice President                Title:   Assistant Treasurer

Accepted                                       Acknowledged and Approved:
on behalf of:
UNITED MISSOURI BANK OF KANSAS CITY, N.A.      MERRILL LYNCH FUTURES, INC.



By:       /s/ Christy J. Smith                 By:        /s/ illegible

Title:     Senior Vice President               Title:     Director - DMG



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ATTACHMENT A

Date:



Investors Fiduciary Trust Company
127 West 10th Street
Kansas City, Missouri 64105
Attention:  Gerard P. Dipoto, Jr.



United Missouri Bank of Kansas City, N.A.
928 Grand Avenue
Kansas City, Missouri 64141
Attention:  Christy J. Smith

Gentlemen:

We refer to the account maintained by Investors Fiduciary Trust Company ("IFTC") at United Missouri Bank of Kansas City, N.A. ("UMB") designated as "Merrill Lynch Futures, Inc. ("Merrill") Customer Funds for the benefit of Empire Builder Tax Free Bond Fund (Customer Segregated Account)" account number __________________________ (the "Account"), opened pursuant to a Safekeeping Agreement among Empire Builder Tax Free Bond Fund ("Depositor"), Merrill Lynch Futures, Inc. ("Merrill"), IFTC, as Custodian, and UMB, as sub-custodian for IFTC, dated ________________.

The Account is being maintained by us in compliance with the provisions of the Commodity Exchange Act and as a segregated sub-account under the Custodian Agreement between Depositor and IFTC. Depositor will from time to time deposit with you in such Account monies or obligations of the United States, general obligations of any state or of any political subdivision other of, or obligations fully guaranteed as to principal and interest by the United States (collectively referred to as "securities"). All such securities and monies will be treated either as investments of our commodity and commodity option customer's funds or as obligations belonging to such Customer. Under the provisions of the Commodity Exchange Act and regulations promulgated thereunder, these deposits are required to be segregated and treated as belonging to the Customer. By signing and returning to us the enclosed copy of this letter, you acknowledge that you understand the nature of the securities and monies deposited in the account.

You further acknowledge that the funds and securities held in the above Account are those of a commodity or commodity option customer and are being held by you subject to the requirements of the Commodity Exchange Act and regulations promulgated thereunder. Such fund and securities will not be treated by you as the funds or securities of any person other than such Depositor customer of Merrill, and will not be used by you in connection with the obligations of



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any person other than Depositor, except as provided in the Safekeeping Agreement and the Procedural Agreement.

You also acknowledge that the above Account is a special deposit, and you agree that, in providing services to us or to any of our affiliates, including but not limited to extending credit or granting accommodations or services relating to uncollected, target, compensating or other balances to us or to any of our affiliates, you acknowledge that you have no claim, and will seek no lien, right of set off or any other claim or interest in the funds or securities held in said Account, and that it will not use the funds and securities in the above-described Account to margin, collateralize, secure or to extend credit to Depositor, to any of its affiliates, to us, to any of our affiliates or to any persons for such activities or otherwise. You hereby agree that the obligations and records accounting for the monies and securities held in the Account may be examined by an authorized employee of the Commodity Futures Trading Commission.

Sincerely,

AGREED AND ACKNOWLEDGED:

INVESTORS FIDUCIARY TRUST COMPANY                MERRILL LYNCH FUTURES, INC.


By:      /s/  Gerard P. Dipoto, Jr.              By:      /s/ illegible

Title:   Senior Vice President                   Title:   Director - DMG

Date:    March 18, 1992                          Date:    March 24, 1992



AGREED AND ACKNOWLEDGED:

EMPIRE BUILDER TAX FREE BOND FUND                UNITED MISSOURI BANK OF KANSAS
                                                 CITY, N.A.


By:      /s/ illegible                           By:      /s/  Christy J. Smith

Title:   Assistant Treasurer                     Title:   Senior Vice President

Date:    March 19, 1992                          Date:    March 27, 1992




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